                                          Filed Pursuant to Rule 424(b)(2)
                                          Registration No. 333-59964
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 15, 2001)

                           THE DOW CHEMICAL COMPANY

                        $500,000,000 DOW INTERNOTES(R)

   . We may offer to sell our Dow InterNotes(R) from time to time. The specific terms of the notes will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest.

   . We may offer the notes to or through agents for resale. The amount we expect to receive if all of the notes are sold to or through the agents is from $499,000,000 to $485,000,000, after paying agent discounts and commissions of between $1,000,000 and $15,000,000. We also may offer the notes directly. We have not set a date for termination of our offering.

   . The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity at any time. Unless otherwise specified in the applicable pricing supplement, we do not intend to list the notes on any stock exchange.

--------------------------------------------------------------------------------

      INVESTING IN THE NOTES INVOLVES CERTAIN RISKS, INCLUDING THOSE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-6.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                      JOINT LEAD MANAGERS AND LEAD AGENTS

BANC OF AMERICA SECURITIES LLC                               INCAPITAL LLC

                                              AGENTS

CHARLES SCHWAB & CO., INC.                             MERRILL LYNCH & CO.
MORGAN STANLEY                                       PRUDENTIAL SECURITIES
SALOMON SMITH BARNEY                                       UBS PAINEWEBBER
WACHOVIA SECURITIES

                  Prospectus Supplement dated June 21, 2002.

InterNotes(R) is a registered servicemark of Incapital Holdings LLC

--------------------------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------------------------

                             PROSPECTUS SUPPLEMENT

Summary........................... S-3
Risk Factors...................... S-6
About Dow......................... S-7
Use of Proceeds................... S-7
Ratio of Earnings to Fixed Charges S-7
Description of Notes.............. S-7

Registration and Settlement............ S-13
Material U.S. Federal Income Tax
  Considerations....................... S-16
Employee Retirement Income Security Act S-21
Plan of Distribution................... S-22
Legal Matters.......................... S-23

                                  PROSPECTUS

About This Prospectus.....................  2
The Dow Chemical Company..................  2
Use of Proceeds...........................  2
Description of Capital Stock..............  2
Description of Debt Securities............  8
Description of Warrants to Purchase Common
  Stock or Preferred Stock................ 20

Description of Debt Warrants....... 22
Plan of Distribution............... 23
Legal Matters...................... 24
Experts............................ 25
Where You Can Find More Information 25

                             ---------------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any pricing supplement, as well as information filed by us with the Securities and Exchange Commission and incorporated by reference in these documents, is accurate as of their dates. Our business, financial condition, results of operations and prospects may have changed since then.

      Unless otherwise indicated or the context require otherwise, references in this prospectus supplement to "we," "us," "our" and "Dow" are to The Dow Chemical Company and its subsidiaries.

                                    SUMMARY

      THIS SECTION SUMMARIZES THE LEGAL AND FINANCIAL TERMS OF THE NOTES THAT ARE DESCRIBED IN MORE DETAIL IN "DESCRIPTION OF NOTES" BEGINNING ON PAGE S-7. FINAL TERMS OF ANY PARTICULAR NOTES WILL BE DETERMINED AT THE TIME OF SALE AND WILL BE CONTAINED IN THE PRICING SUPPLEMENT RELATING TO THOSE NOTES. THE TERMS IN THAT PRICING SUPPLEMENT MAY VARY FROM AND SUPERSEDE THE TERMS CONTAINED IN THIS SUMMARY AND IN "DESCRIPTION OF NOTES." IN ADDITION, YOU SHOULD READ THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND IN THAT PRICING SUPPLEMENT.

Issuer......................   The Dow Chemical Company

Purchasing Agent............   Incapital LLC

Joint Lead Managers and Lead
  Agents....................   Banc of America Securities LLC and Incapital LLC

Agents......................   Charles Schwab & Co., Inc.
                               Merrill Lynch, Pierce, Fenner & Smith
                               Incorporated
                               Morgan Stanley & Co. Incorporated
                               Prudential Securities Incorporated
                               Salomon Smith Barney Inc.
                               UBS PaineWebber Inc.
                               Wachovia Securities, Inc.

Title of Notes..............   Dow InterNotes(R)

Amount......................   We may issue up to $500,000,000 of notes in
                               connection with this program. Additional notes may be issued in the future without the consent of note holders. The notes will not contain any limitations on our ability to issue additional indebtedness in the form of InterNotes(R) or otherwise.

Denominations...............   The notes will be issued and sold in
                               denominations of $1,000 and multiples of $1,000
                               (unless otherwise stated in the pricing
                               supplement).

Status......................   The notes will be our direct unsecured senior
                               obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

Maturities..................   Each note will mature nine months or more from
                               its date of original issuance.

Interest....................   Each note will bear interest from its date of
                               original issuance at a fixed rate per year.

                               Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the stated maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to its stated maturity in accordance with its terms.

                               Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Principal...................   The principal amount of each note will be
                               payable on its stated maturity date at the corporate trust office of the paying agent or at any other place we may designate.

Redemption and Repayment....   Unless otherwise stated in the applicable
                               pricing supplement, a note will not be
                               redeemable at our option or be repayable at the option of the holder prior to its stated maturity date. The notes will not be subject to any sinking fund.

Survivor's Option...........   Specific notes may contain a provision
                               permitting the optional repayment of those notes prior to stated maturity, if requested by the authorized representative of the beneficial owner of those notes, following the death of the beneficial owner of the notes, so long as the notes were owned by the beneficial owner or his or her estate at least six months prior to the request. This feature is referred to as a "Survivor's Option." Your notes will not be repaid in this manner unless the pricing supplement for your notes provides for the Survivor's Option. The right to exercise the Survivor's Option is subject to limits set by us on (1) the permitted dollar amount of total exercises by all holders of notes in any calendar year, and (2) the permitted dollar amount of an individual exercise by a holder of a note in any calendar year. Additional details on the Survivor's Option are described in the section entitled "Description of
                               Notes--Survivor's Option" on page S-11.

Sale and Clearance..........   We will sell notes in the United States only.
                               Notes will be issued in book-entry only form and will clear through The Depository Trust Company.
                               We do not intend to issue notes in certificated form.

Trustee.....................   The trustee for the notes is Bank One Trust
                               Company, N.A. under an indenture dated as of April 1, 1992, as supplemented by a first supplemental indenture dated as of January 1, 1994, a second supplemental indenture dated as of October 1, 1999 and a third supplemental indenture dated as of May 15, 2001.

Selling Group...............   The agents and dealers comprising the selling
                               group are broker-dealers and securities firms.
                               The agents, including the Purchasing Agent, have entered into a Selling Agent Agreement with us dated June 21, 2002. Dealers who are members of the selling group have executed a Master
                               Selected Dealer Agreement with the Purchasing
                               Agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the Purchasing Agent at info@incapital.com for a list of selling group members.

--------------------------------------------------------------------------------
RISK FACTORS

--------------------------------------------------------------------------------

      YOUR INVESTMENT IN THE NOTES WILL INVOLVE CERTAIN RISKS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL OF THOSE RISKS.

      YOU SHOULD, IN CONSULTATION WITH YOUR OWN FINANCIAL AND LEGAL ADVISORS, CAREFULLY CONSIDER THE FOLLOWING DISCUSSION OF RISKS BEFORE DECIDING WHETHER AN INVESTMENT IN THE NOTES IS SUITABLE FOR YOU. THE NOTES WILL NOT BE AN APPROPRIATE INVESTMENT FOR YOU IF YOU ARE NOT KNOWLEDGEABLE ABOUT SIGNIFICANT FEATURES OF THE NOTES OR FINANCIAL MATTERS IN GENERAL. YOU SHOULD NOT PURCHASE THE NOTES UNLESS YOU UNDERSTAND, AND KNOW THAT YOU CAN BEAR, THESE INVESTMENT RISKS.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY FACTORS IN ADDITION TO CREDIT RATINGS

      Any credit ratings that are assigned to the notes may not reflect the potential impact of all risks on the market value of the notes.

WE MAY CHOOSE TO REDEEM NOTES WHEN PREVAILING INTEREST RATES ARE RELATIVELY LOW

      If your notes will be redeemable at our option, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

SURVIVOR'S OPTION MAY BE LIMITED IN AMOUNT

      We will have a discretionary right to limit the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the outstanding principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of notes. Accordingly, no assurance can be given that exercise of the Survivor's Option for the desired amount will be permitted in any single calendar year.

WE CANNOT ASSURE THAT A TRADING MARKET FOR YOUR NOTES WILL EVER DEVELOP OR BE MAINTAINED

      In evaluating the notes, you should assume that you will be holding the notes until their stated maturity. The notes are a new issue of securities. We cannot assure you that a trading market for your notes will ever develop, be liquid or be maintained. Many factors independent of our creditworthiness affect the trading market for and market value of your notes. Those factors include, without limitation:

   .  the method of calculating the principal and interest for the notes;

   .  the time remaining to the stated maturity of the notes;

   .  the outstanding amount of the notes;

   .  the redemption or repayment features of the notes; and

   .  the level, direction and volatility of interest rates generally.

      There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

--------------------------------------------------------------------------------
ABOUT DOW

--------------------------------------------------------------------------------

      We are a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. We serve customers in more than 170 countries and a wide range of markets that are important to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. We have 208 manufacturing sites in 38 countries and supply more than 3,200 products.

      On February 6, 2001, we and Union Carbide Corporation completed a merger in which Union Carbide became our wholly owned subsidiary. In the merger, we exchanged approximately 219 million treasury shares of Dow common stock for all of the issued and outstanding shares of Union Carbide common stock. The merger was accounted for as a pooling of interests.

      We were incorporated in 1947 under Delaware law and are the successor to a Michigan corporation, of the same name, organized in 1897. Our principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674, and our telephone number is 989-636-1000.

--------------------------------------------------------------------------------
USE OF PROCEEDS

--------------------------------------------------------------------------------

      Unless otherwise indicated in a pricing supplement for the notes, we will use the net proceeds from the sale of the notes for general corporate purposes, including repayment of short-term debt.

--------------------------------------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES

--------------------------------------------------------------------------------

                      FOR THE
                       THREE
                      MONTHS
                       ENDED      FOR THE YEAR ENDED
                     MARCH 31        DECEMBER 31,
                     --------  ------------------------
                     2002 2001 2001 2000 1999 1998 1997
                     ---- ---- ---- ---- ---- ---- ----
Ratio of Earnings to
 Fixed Charges...... 1.6x  (a) 0.4x 3.6x 4.3x 4.3x 6.1x

      For the purpose of these ratios, earnings consist of income before (1) income taxes, (2) minority interests, (3) extraordinary items, (4) cumulative effect of change in accounting principle, (5) amortization of capitalized interest and (6) fixed charges (adjusted to exclude capitalized interest) and after adjustment for unremitted earnings of 20% to 50% owned companies. Fixed charges consist of interest on all indebtedness, amortization of capitalized debt costs, discount or premium and a portion of rentals deemed to represent an interest factor. The ratios of earnings to fixed charges give retroactive effect to the February 6, 2001 Union Carbide merger.

      (a) As a result of $1,384 million in pretax costs recorded for merger-related expenses and restructuring, earnings for the three months ended March 31, 2001 were inadequate to cover fixed charges, with a deficiency of $1,059 million.

--------------------------------------------------------------------------------
DESCRIPTION OF NOTES

--------------------------------------------------------------------------------

      THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES BEING OFFERED SUPPLEMENTS AND, TO THE EXTENT INCONSISTENT WITH OR TO THE EXTENT OTHERWISE SPECIFIED IN AN APPLICABLE PRICING SUPPLEMENT, REPLACES THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES SET FORTH UNDER THE HEADING "DESCRIPTION OF DEBT SECURITIES" IN THE ACCOMPANYING PROSPECTUS. UNLESS OTHERWISE SPECIFIED IN AN APPLICABLE PRICING SUPPLEMENT, THE NOTES WILL HAVE THE TERMS DESCRIBED BELOW.

CAPITALIZED TERMS USED BUT NOT DEFINED BELOW HAVE THE MEANINGS GIVEN TO THEM IN THE ACCOMPANYING PROSPECTUS AND IN THE INDENTURE RELATING TO THE NOTES.

      The notes being offered by this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will be issued under an indenture, dated as of April 1,1992, as supplemented by a supplemental indenture, dated as of January 1, 1994, a second supplemental indenture, dated as of October 1, 1999, and a third supplemental indenture, dated as of May 15, 2001, between us and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee. The indenture is more fully described in the accompanying prospectus. The indenture does not limit the aggregate amount of debt securities that may be issued under it and provides that the debt securities may be issued under it from time to time in one or more series. The following statements are summaries of the material provisions of the indenture and the notes. These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, including for the definitions of certain terms.

      The notes constitute a single series of debt securities for purposes of the indenture and are limited to an aggregate principal amount of up to $500,000,000. We may increase the foregoing limit, however, without the consent of any holders of the notes, by appropriate corporate action if in the future we wish to sell additional notes.

      Notes issued in accordance with this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will have the following general characteristics:

   . the notes will be our direct unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding;

   . the notes may be offered from time to time by us through the Purchasing Agent and each note will mature on a day that is at least nine months from its date of original issuance;

   . each note will bear interest from its date of original issuance at a fixed rate per year;

   .  the notes will not be subject to any sinking fund; and

   . the minimum denomination of the notes will be $1,000 (unless otherwise stated in the pricing supplement).

      In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

     . the price, which may be expressed as a percentage of the aggregate initial public offering price of the notes, at which the notes will be issued to the public;

     .  the date on which the notes will be issued to the public;

     .  the stated maturity date of the notes;

     .  the rate per year at which the notes will bear interest;

     .  the interest payment frequency;

     .  the purchase price, Purchasing Agent's discount and net proceeds to us;

     . whether the authorized representative of the holder of a beneficial interest in the notes will have the right to seek repayment upon the death of the holder as described under "Survivor's Option" on page S-11;

     . if the notes may be redeemed at our option or repaid at the option of the holder prior to its stated maturity date, the provisions relating to any such redemption or repayment;

     . any special U.S. Federal income tax consequences of the purchase, ownership and disposition of the notes; and

     . any other significant terms of the notes not inconsistent with the provisions of the indenture.

      We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

PAYMENT OF PRINCIPAL AND INTEREST

      Principal of and interest on beneficial interests in the notes will be made in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (referred to as "DTC") and its participants as described under "Registration and Settlement--The Depository Trust Company" on page S-13. Payments in respect of any notes in certificated form will be made as described under "Registration and Settlement--Registration, Transfer and Payment of Certificated Notes" on page S-16.

      Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at the note's stated maturity or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest due at a note's stated maturity or on a date of redemption or repayment will be payable to the person to whom principal is payable.

      We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments on a note, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the note in respect of which such payments are made.

INTEREST AND INTEREST RATES

      Each note will accrue interest from its date of original issuance until its stated maturity or earlier redemption or repayment. The applicable pricing supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, date of earlier redemption or repayment or interest payment date for any note is not a business day, principal and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the stated maturity date, date of earlier redemption or repayment or interest payment date.

PAYMENT OF INTEREST

      Interest on the notes will be paid as follows:

INTEREST PAYMENT           INTEREST PAYMENT
   FREQUENCY                    DATES
 Monthly........ Fifteenth day of each calendar month,
                 beginning in the first calendar month
                 following the month the note was
                 issued.
 Quarterly...... Fifteenth day of every third month,
                 beginning in the third calendar month
                 following the month the note was
                 issued.
 Semi-annually.. Fifteenth day of every sixth month,
                 beginning in the sixth calendar month
                 following the month the note was
                 issued.
 Annually....... Fifteenth day of every twelfth month,
                 beginning in the twelfth calendar
                 month following the month the note
                 was issued.

      The regular record date for any interest payment date will be the first day of the calendar month in which the interest payment date occurs, except that the regular record date for interest due on the note's stated maturity date or date of earlier redemption or repayment will be that particular date.

      Interest on a note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date.

      "Business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

REDEMPTION AND REPAYMENT

      Unless we otherwise provide in the applicable pricing supplement, a note will not be redeemable or repayable prior to its stated maturity date.

      If the pricing supplement states that the note will be redeemable at our option prior to its stated maturity date, then on such date or dates specified in the pricing supplement, we may redeem those notes at our option either in whole or from time to time in part, upon not less than 30 nor more than 60 days' written notice to the holder of those notes.

      If the pricing supplement states that your note will be repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in the pricing supplement. We also must receive the completed form entitled "Option to Elect Repayment." Exercise of the repayment option by the holder of a note is irrevocable.

      Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See "Registration and Settlement" on page S-13.

      To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of the interest in that note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

      The redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus unpaid interest accrued to the date or dates of redemption or repayment.

      We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a holder or tendered by a holder's duly authorized representative through exercise of the Survivor's Option described below. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the trustee for cancellation.

SURVIVOR'S OPTION

      The "Survivor's Option" is a provision in a note pursuant to which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request. The pricing supplement relating to each offering of notes will state whether the Survivor's Option applies to those notes.

      If a note is entitled to a Survivor's Option, upon the valid exercise of the Survivor's Option and the proper tender of that note for repayment, we will, at our option, repay or repurchase that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner's interest in that note plus unpaid interest accrued to the date of repayment.

      To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

      The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder's spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder's spouse will be deemed the death of a beneficial owner only with respect to such deceased person's interest in the note.

      The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor's Option, regardless of whether that beneficial owner was the registered holder of that note, if entitlement to those interests can be established to the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note during his or her lifetime.

      We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted by us from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In addition, we will not permit the exercise of the Survivor's Option except in principal amounts of $1,000 and multiples of $1,000.

      An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order that elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor's Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered through a valid exercise of the Survivor's Option is July 1, 2002, and interest on that note is paid monthly, we would normally, at our option, repay that note on the interest payment date occurring on August 15, 2002, because the July 15, 2002 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor's Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder's last known address as indicated in the note register, that states the reason that note has not been accepted for repayment.

      With respect to notes represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment pursuant to exercise of the Survivor's Option for a note, the deceased beneficial owner's authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

   . a written instruction to such broker or other entity to notify DTC of the authorized representative's desire to obtain repayment pursuant to exercise of the Survivor's Option;

   . appropriate evidence satisfactory to the trustee (a) that the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (b) that the death of the beneficial owner has occurred, (c) of the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

   . if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased's beneficial ownership of such note;

   . a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

   .  if applicable, a properly executed assignment or endorsement;

   . tax waivers and any other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the note and the claimant's entitlement to payment; and

   . any additional information the trustee reasonably requires to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

      In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

      We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option applicable to the notes will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

      The broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative. See "Registration and Settlement" on page S-13.

      Forms for the exercise of the Survivor's Option may be obtained from Bank One Trust Company, N.A., 1 Bank One Plaza, Chicago, Illinois, 60670, Attention:
Corporate Trust.

      If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders or beneficial owners thereof.

--------------------------------------------------------------------------------
REGISTRATION AND SETTLEMENT

--------------------------------------------------------------------------------

THE DEPOSITORY TRUST COMPANY

      All of the notes we offer will be issued in book-entry only form. This means that we will not issue certificates for notes, except in the limited case described below. Instead, we will issue global notes in registered form. Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represented by a global note evidences a beneficial interest in that global note.

      Beneficial interests in a global note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners.

      So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the notes for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

      Each global note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case we fail to appoint a successor to DTC within 60 calendar days, (2) we, in our sole discretion, determine that the global notes shall be exchangeable for certificated notes or (3) an event of default has occurred and is continuing with respect to the notes under the indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global note representing the notes.

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the notes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global note will be issued for all of the principal amount of the notes.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's direct participants deposit with DTC.

      DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

      Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

      To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

      Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      We will pay principal and or interest payments on the notes in same-day funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records upon DTC's receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

      We will send any redemption notices to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      A beneficial owner, or its authorized representative, shall give notice to elect to have its notes repaid by us, through its direct or indirect participant, to the trustee, and shall effect delivery of such notes by causing the direct participant to transfer that participant's interest in the global note representing such notes, on DTC's records, to the trustee. The requirement for physical delivery of notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing such notes are transferred by the direct participants on DTC's records.

      DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, we will print and deliver certificated notes. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will print and deliver certificated notes.

      The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but neither we, the Purchasing Agent nor any agent takes any responsibility for its accuracy.

REGISTRATION, TRANSFER AND PAYMENT OF CERTIFICATED NOTES

      If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated Bank One Trust Company, N.A. to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

      We will not be required to: (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days after the selection of the notes to be redeemed; (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part; or (3) exchange or register the transfer of any note as to which an election for repayment by the holder has been made, except the unrepaid portion of any note being repaid in part.

      We will pay principal of and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

--------------------------------------------------------------------------------
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

--------------------------------------------------------------------------------

      The following summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" or other risk reduction transaction for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or partnership (including an entity treated as a corporation or partnership for U.S. Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations), (3) an estate whose income is subject to U.S. federal income tax regardless of its source, (4) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a U.S. trade or business. Notwithstanding the preceding clause (4), to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders. An individual will be deemed to be a resident of the United States by reason of being a lawful permanent resident or, subject to certain exceptions, present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period including the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

PAYMENTS OF INTEREST

      Payments of interest on a note, other than interest on a note issued with "original issue discount" that is not "qualified stated interest," generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

ORIGINAL ISSUE DISCOUNT

      The following summary is a general discussion of the U.S. federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ("original issue discount notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") under the original issue discount provisions of the Internal Revenue Code of 1986, as amended.

      For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at the stated maturity of a note over its issue price, if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its stated maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to stated maturity, multiplied by the weighted average maturity of such note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (E.G., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any "true" discount on such note (I.E., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified DE MINIMIS amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

      A U.S. Holder of an original issue discount note must include original issue discount in income as ordinary interest for U.S. federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an original issue discount note is the sum of the daily portions of original issue discount with respect to such original issue discount note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such original issue discount note. The "daily portion" of original issue discount on any original issue discount note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the original issue discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (1) the product of the original issue discount note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (2) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an original issue discount note at the beginning of any accrual period is the sum of the issue price of the original issue discount note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the original issue discount note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

      A U.S. Holder who purchases an original issue discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the original issue discount note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the original issue discount note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such original issue discount note for any taxable year (or portion thereof in which the U.S. Holder holds the original issue discount note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

      Certain of the notes (1) may be redeemable at our option prior to their stated maturity (a "call option") and/or (2) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

      U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. A U.S. holder considering such an election should consult a tax advisor.

SHORT-TERM NOTES

      Notes that have a fixed maturity of one year or less ("short-term notes") will be treated as having been issued with acquisition discount. In general, an individual or other cash method U.S. Holder is not required to accrue such acquisition discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the acquisition discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or stated maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for U.S. federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue acquisition discount on a short-term note on a straight-line basis unless an election is made to accrue the acquisition discount under a constant yield method (based on daily compounding).

MARKET DISCOUNT

      If a U.S. Holder purchases a note, other than an original issue discount note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an original issue discount note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a "market discount," unless such market discount is less than a specified de minimis amount.

      Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an original issue discount note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or (2) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the note, unless the U.S. Holder elects (as described below) to accrue market discount on the basis of semiannual compounding.

      A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the stated maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service ("IRS").

PREMIUM

      If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

DISPOSITION OF A NOTE

      Except as described above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any original issue discount included in income (as adjusted by allocations of acquisition premium, if any) and accrued market discount, if any, if the U.S. Holder has included such market discount in income, and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than the applicable holding period. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

      If a U.S. Holder disposes of only a portion of a note pursuant to a redemption or repayment (including the Survivor's Option, if applicable), such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price and the U.S. Holder's adjusted basis, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

BACKUP WITHHOLDING

      Backup withholding of U.S. federal income tax at the applicable rate may apply to payments of principal and interest on a note, and to payments of proceeds of the sale or redemption of a note, to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or credit against such owner's U.S. federal income tax liability, provided the required information is furnished to the I.R.S.

--------------------------------------------------------------------------------
EMPLOYEE RETIREMENT INCOME SECURITY ACT

--------------------------------------------------------------------------------

      A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account or a Keogh plan) proposing to invest in the notes should consider this section carefully.

      A fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as "ERISA") should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment is in accordance with the documents and instruments governing the plan.

      In addition, ERISA and the Code prohibit certain transactions (referred to as "prohibited transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to
Section 4975 of the Code (referred to as an "ERISA plan"), on the one hand, and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code), on the other. If we (or an affiliate) are considered a party in interest or disqualified person with respect to an ERISA plan, then the investment in notes by the ERISA plan may give rise to a prohibited transaction.

      By purchasing and holding the notes, the person making the decision to invest on behalf of an ERISA plan is representing that the purchase and holding of the notes will not result in a prohibited transaction under ERISA or the Code. Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring securities on behalf of the ERISA plan determines that neither we nor an affiliate is a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. If an ERISA plan engages in a prohibited transaction, the transaction may require "correction" and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

      If you are the fiduciary of a pension plan or other ERISA plan, or an insurance company that is providing investment advice or other features to a pension plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan, you should consult your own legal counsel for further guidance.

--------------------------------------------------------------------------------
PLAN OF DISTRIBUTION

--------------------------------------------------------------------------------

      Under the terms of a Selling Agent Agreement dated June 21, 2002, the notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to the Selling Agent Agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. The Purchasing Agent will purchase the notes at a discount ranging from 0.2% to 3.0% of the non-discounted price for each note sold. However, we also may sell the notes to the Purchasing Agent at a discount greater than or less than the range specified above. The discount at which we sell the notes to the Purchasing Agent will be set forth in the applicable pricing supplement. The Purchasing Agent also may sell notes to dealers at a concession not in excess of the discount it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. We will disclose any particular arrangements in the applicable pricing supplement.

      Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

      We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

      Each agent, including the Purchasing Agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

      No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in same-day funds. See "Registration and Settlement" on page S-13.

      In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the Purchasing Agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

      The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

--------------------------------------------------------------------------------
LEGAL MATTERS

--------------------------------------------------------------------------------

      The legality of the notes will be passed upon for Dow by Charles J. Kalil, Dow's Assistant General Counsel. As of May 31, 2002, Mr. Kalil beneficially owned 6,794 shares, and held options to purchase 77,050 shares, of Dow common stock, of which options to purchase 47,966 shares of Dow common stock were exercisable. Mayer, Brown, Rowe & Maw, Chicago, Illinois, will pass on certain matters for the agents. Mayer, Brown, Rowe & Maw from time to time represents Dow in connection with certain matters.

                                  PROSPECTUS

                           The Dow Chemical Company

   By this prospectus, Dow may offer from time to time a total of up to $2,000,000,000 of securities, which may include:

                         .  common stock

                         .  preferred stock

                         .  warrants to purchase common stock

                         .  warrants to purchase preferred stock

                         .  debt securities

                         .  warrants to purchase debt securities

   Dow will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                     This prospectus is dated May 15, 2001

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that Dow filed with the Securities and Exchange Commission under the shelf registration process. Dow may sell common stock, preferred stock, debt securities, warrants to purchase common stock, warrants to purchase preferred stock and warrants to purchase debt securities. The total sales of all securities sold under this prospectus, however, may not exceed $2,000,000,000. This prospectus provides you with a general description of the securities Dow may offer. Each time Dow sells securities, Dow will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                           THE DOW CHEMICAL COMPANY

   Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. Dow serves customers in more than 170 countries and a wide range of markets that are important to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Dow has 171 manufacturing sites in 35 countries and supplies more than 2,500 products. Dow's corporate offices are located at 2030 Dow Center, Midland, Michigan 48674, and Dow's telephone number is (517) 636-1000.

   Additional information concerning Dow and its subsidiaries is included in the documents filed with the Securities and Exchange Commission and incorporated in this prospectus by reference. See the discussion under the heading "Where You Can Find More Information."

                                USE OF PROCEEDS

   Dow will use the net proceeds from the sale of the securities for general corporate purposes.

                         DESCRIPTION OF CAPITAL STOCK

   The following summary of common stock and preferred stock of Dow does not purport to be complete and is subject to, and qualified in its entirety by reference to, the relevant provisions of Delaware law, and by Dow's certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

   Dow is authorized to issue 1,750,000,000 shares of all classes of stock, 1,500,000,000 of which are shares of common stock, par value $2.50 per share, and 250,000,000 of which are shares of preferred stock. As of March 31, 2001, there were 981,377,562 shares of common stock issued and no shares of preferred stock issued or outstanding. All issued and outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock and preferred stock that Dow issues will be fully paid and non-assessable. Neither Dow's common stockholders nor preferred stockholders have preemptive rights.

Common Stock

  General

   Dow's certificate of incorporation provides that, subject to all of the rights of holders of preferred stock provided for by the board of directors or by Delaware corporate law, the holders of common stock will have full voting rights on all matters requiring stockholder action, with each share of common stock being entitled to one vote and having equal rights of participation in the dividends and assets of Dow.

  Board of Directors

   Dow's certificate of incorporation divides Dow's board of directors into three classes of directors that are as nearly equal in number as possible with three-year terms. As a result, approximately one-third of Dow's board of directors is elected each year. A quorum of directors consists of a majority of Dow's entire board of directors then holding office.

  Number, Filling of Vacancies and Removal of Directors

   Dow's certificate of incorporation and bylaws provide that its board of directors may not have less than six or more than twenty-one members. The actual number of directors is determined by a vote of a majority of Dow's entire board of directors. Currently, Dow has fifteen members on its board of directors. Vacancies on Dow's board of directors and any newly created directorships are filled by a vote of the majority of the other directors then in office. Directors elected to fill a vacancy or a new position hold office until the next annual meeting of stockholders. Directors can be removed only for cause and only by the vote of stockholders holding 80% of the voting power of Dow's outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

  Dividends

   Delaware corporate law generally provides that a corporation, subject to restrictions in its certificate of incorporation, including preferred stockholders' rights to receive dividends prior to common stockholders, may declare and pay dividends out of:

  .  surplus; or

  . net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, if there is no surplus.

Dividends may not be paid out of net profits so long as the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets. Dividends on Dow common stock are not cumulative. Dow's certificate of incorporation does not contain any additional restrictions on the declaration or payment of dividends.

  Special Meetings of Stockholders

   Dow's bylaws provide that a special stockholders' meeting for any purpose may be called only by the board of directors by a resolution adopted by a majority of the entire board:

  .  upon motion of a director; or

  . upon written request of stockholders holding at least 50% of the voting power of the shares of capital stock outstanding and entitled to vote generally in the election of directors.

   Stockholder notices requesting a special meeting must be given to Dow's secretary. The notice must include, as to each matter the stockholder proposes to bring before the meeting:

  .  the name and address of the stockholder;

  . the class or series and number of shares of capital stock that are beneficially owned by the stockholder;

  . a brief description of the business to be brought before the meeting, including the text of any proposed amendment to the certificate of incorporation or bylaws;

  . a description of all arrangements or understandings between the stockholder and any other persons related to the business proposal;

  . any material business interests of the stockholder in the business proposal; and

  . a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

  Advance Notice Provisions for Stockholder Proposals Other than Election of Directors

   Dow's bylaws provide that a stockholder may bring business before an annual stockholders' meeting if the stockholder is a stockholder on the record date of giving notice and on the record date of the meeting and gives notice to Dow's secretary of business that is proper to be brought at the meeting under Delaware corporate law:

  . no earlier than 120 days or later than 60 days before the anniversary date of the first mailing of proxy materials for the last annual meeting; or

  . if the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, Dow must receive the stockholder's notice no later than the close of business on the 10th day after the earlier of the date on which notice of the annual meeting date was mailed or publicly disclosed.

   The notice must include the same information required to be included in a stockholder's notice in connection with requesting a special meeting. See the section of this prospectus captioned "Special Meetings of Stockholders."

  Advance Notice Provisions for Stockholder Nominations of Directors at an Annual Meeting

   Dow's bylaws provide that a stockholder may nominate a person for election to the board of directors at an annual stockholders' meeting if the stockholder gives notice to Dow's secretary:

  . no more than 120 days and no less than 60 days before the anniversary date of the first mailing of proxy materials for the last annual meeting; or

  . if the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, Dow must receive the stockholder's notice no later than the close of business on the 10th day after the earlier of the day on which notice of the annual meeting date was mailed or publicly disclosed.

   The notice must include the following:

  . a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nomination is made;

  . the information regarding the nominee that would have been required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the board of directors;

  .  the consent of the nominee to serve as a director if he or she is elected;
     and

  . the information required to be included in a stockholder's notice in connection with requesting a special meeting. See the section of this prospectus captioned "Special Meetings of Stockholders."

  Advance Notice Provisions for Stockholder Nominations of Directors at a Special Meeting

   Dow's bylaws provide that a stockholder may nominate a person for election to the board of directors at a special meeting of stockholders if the stockholder gives Dow's secretary notice of the nomination no later than the close of business on the seventh day after notice of the special meeting is first given to stockholders.

   In addition to the information required to be included in a stockholder's notice in connection with a special meeting, the notice must include the same information that would be required to nominate a person for election as a director at an annual meeting. See the section of this prospectus captioned "Advance Notice Provisions for Stockholder Nominations of Directors at an Annual Meeting."

  Stockholder Action by Written Consent

   Under Delaware corporate law, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at an annual or special stockholders' meeting may be taken by written consent, without a meeting, prior notice or a vote. The written consent must be signed by holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter were present and voted. Dow's certificate of incorporation, however, provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special stockholders' meeting and may not be taken by written consent.

  Transactions with Interested Stockholders and a Merger or Sale of Assets

   Delaware corporate law requires the approval of the board of directors and a majority of a corporation's outstanding stock entitled to vote to authorize a merger or consolidation unless the company's certificate of incorporation requires a greater percentage. Unless required by a corporation's certificate of incorporation, stockholder approval, however, is not required in certain cases, such as where:

  . either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into common stock are to be issued or delivered in the merger; or

  . the authorized and unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered in the merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered in the merger;

do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the effective date of the merger. A sale of all or substantially all of a Delaware corporation's assets or a voluntary dissolution of a Delaware corporation requires the vote of a majority of the board of directors and a majority of the corporation's outstanding shares entitled to vote on the matter unless the company's certificate of incorporation requires a greater percentage. Dow's certificate of incorporation does not require a greater percentage, except as described below.

   Delaware corporate law generally defines an interested stockholder as a person, other than the corporation and any direct or indirect majority owned subsidiary of the corporation:

  . who is the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation; or

  . is an affiliate or associate of the corporation and was the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date it asked for determination of its status as an interested stockholder; and

  .  the affiliates and associates of that person.

   Delaware corporate law prohibits an interested stockholder from engaging in a business combination with the Delaware corporation for three years following the time of becoming an interested stockholder. This three-year waiting period does not apply when:

  . prior to the time of becoming an interested stockholder, the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . as a result of becoming an interested stockholder, the stockholder owned, excluding shares owned by directors who are also officers and certain employee stock plans, at least 85% of the outstanding voting stock of the corporation at the time the transaction began; or

  . at or after the time of becoming an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by a vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   These restrictions also do not apply in certain other circumstances, including business combinations with an interested stockholder that are proposed after a public announcement of and prior to the consummation or abandonment of:

  .  certain mergers or consolidations;

  . sales of 50% or more of the aggregate market value of a corporation's assets or outstanding voting stock; or

  . tender offers or exchange offers for 50% or more of a corporation's voting stock.

   Delaware corporate law allows a corporation to specify in its certificate of incorporation or bylaws that it will not be governed by the section relating to transactions with interested stockholders. Dow has not made that election in its certificate of incorporation or bylaws.

   Dow's certificate of incorporation provides that, in addition to the vote required pursuant to Delaware corporate law, the vote of stockholders owning at least 80% of the voting power of the shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to approve any of the following business combination transactions:

  . a merger or consolidation of Dow or a subsidiary of which Dow ultimately owns 50% or more of the capital stock with:

      -- an interested stockholder; or

      -- any other individual or entity that, after the merger or consolidation, would be an affiliate or associate of an interested stockholder;

  . a sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one or more transactions with or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder, of any assets of Dow or any subsidiary of Dow that constitutes 5% or more of Dow's total consolidated assets as of the end of the most recent quarter;

  . the issuance or transfer by Dow or any of its subsidiaries of any securities of Dow or its subsidiaries in one or more transactions to, or proposed by or on behalf of, an interested stockholder or an affiliate or associate of an interested stockholder in exchange for cash, securities or other property constituting not less than 5% of Dow's consolidated total assets as of the end of the most recent quarter;

  . the adoption of a plan or proposal for liquidation or dissolution of Dow or any spin-off or split-up of any kind of Dow or any subsidiary of Dow that is proposed by or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder; or

  . any reclassification of securities or recapitalization of Dow, or any merger or consolidation of Dow with a subsidiary of Dow or other transaction that has the direct or indirect effect of increasing the percentage of the outstanding shares of:

      -- any class of equity securities of Dow or any subsidiary of Dow; or

      -- any class of securities of Dow or any subsidiary that are convertible into equity securities of Dow or any subsidiary that are owned directly or indirectly by an interested stockholder and all of its affiliates and associates.

   However, the vote of only a majority of the stockholders entitled to vote generally in the election of directors, voting together as a single class, is required to approve a business combination transaction that:

  . has been approved by a majority of continuing directors, even if they constitute less than a quorum; or

  .  meets certain price and consideration conditions and procedures.

   A "continuing director" is:

      -- any member of the board of directors who is not an interested stockholder involved in a business combination described above or an affiliate, associate, employee, agent or nominee of an interested stockholder or relative of any of the foregoing persons, and was a member of the board before the interested stockholder became an interested stockholder; or

      -- a successor of a director described above who is recommended or elected to succeed a director described above by the vote of a majority of such directors then on the board.

   Dow's certificate of incorporation defines an interested stockholder as any person or entity other than Dow, any subsidiary of Dow or any employee benefit plan of Dow or a subsidiary of Dow, that:

  . is, or was at any time within the two-year period prior to the date in question, the direct or indirect beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Dow;

  . is an affiliate of Dow and, at any time within the two-year period immediately prior to the date in question, was the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting stock of Dow; or

  . is an assignee of, or has otherwise succeeded to, any shares of voting stock of Dow of which an interested stockholder was the direct or indirect beneficial owner, at any time within the two-year period immediately prior to the date in question, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering under the Securities Act of 1933.

   For purposes of determining whether a person is an interested stockholder, the outstanding voting stock of Dow includes unissued shares of voting stock of Dow beneficially owned by the interested stockholder but not other shares of voting stock of Dow that may be issuable pursuant to an agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise, to any person who is not an interested stockholder.

Preferred Stock

   Dow's board of directors is authorized, subject to Delaware corporate law and without a vote of its stockholders, to issue shares of preferred stock from time to time in one or more series and to determine the voting rights, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of any series of preferred stock. The prospectus supplement relating to an offering of shares of Dow's preferred stock will describe the terms of the series of preferred stock Dow is offering.

                        DESCRIPTION OF DEBT SECURITIES

   The following description of the debt securities summarizes the material terms and provisions of the debt securities to which a prospectus supplement may relate. Each time Dow offers debt securities, the prospectus supplement related to that offering will describe the terms of the debt securities Dow is offering.

   The debt securities will be issued under an indenture, dated as of April 1, 1992, as supplemented by a supplemental indenture, dated as of January 1, 1994, and a second supplemental indenture dated as of October 1,

1999, between Dow and Bank One Trust Company, NA (successor in interest to The First National Bank of Chicago), as trustee. The indenture as supplemented by the supplemental indentures is referred to in this section as the "indenture." The following summary of the debt securities and the indenture does not purport to be complete and is subject to the provisions of the indenture, including the defined terms. Whenever Dow refers to particular sections, articles or defined terms of the indenture, those sections, articles or defined terms are incorporated by reference in this prospectus and prospectus supplement. You should review the indenture that is filed as exhibits to the registration statement for additional information.

General

   Dow may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The indenture does not limit the amount of other indebtedness or securities which Dow may issue.

   The debt securities will be unsecured obligations and will rank equally with all of Dow's other unsecured and unsubordinated indebtedness.

   The prospectus supplement will describe the following terms of the debt securities Dow is offering:

  . the title of the debt securities or the series in which the debt securities will be included;

  . any limit on the aggregate principal amount of the debt securities of that series;

  . whether the debt securities may be issued as registered securities or bearer securities or both, whether any of the debt securities may be issued initially in temporary global form and whether any of the debt securities may be issued in permanent global form;

  .  the price or prices at which the debt securities will be issued;

  . the date or dates on which the principal amount of the debt securities is payable;

  . the interest rate or rates, or the formula by which the interest rate or rates will be determined, if any, and the dates from which any interest will accrue;

  . the interest payment dates on which any interest will be payable, the regular record date for any interest payable on any debt securities that are registered securities on any interest payment date, and the extent to which, or the manner in which, any interest payable on a global security on an interest payment date will be paid if different from the manner described below under the section of this prospectus captioned "Global Securities";

  .  any mandatory or optional sinking fund or analogous provisions;

  . each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

  . the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any optional or mandatory redemption provisions;

  . the denominations in which Dow may issue any debt securities which are registered securities, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which Dow may issue any debt securities which are bearer securities, if other than denominations of $5,000;

  . the currency or currencies of payment of principal of and any premium and interest on the debt securities;

  . any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

  .  any additional covenants applicable to the debt securities; and

  . any other terms and provisions of the debt securities not inconsistent with the terms and provisions of the indenture.

   The prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

   If the purchase price of any of the debt securities is denominated in one or more foreign currencies or currency units or if the principal of, or any premium and interest on, any series of debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

   Some of the debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. The prospectus supplement will describe the federal income tax considerations and other special considerations which apply to any original issue discount securities.

Denominations, Registration and Transfer

   The debt securities may be issued as registered securities, bearer securities or both. Debt securities may be issued in the form of one or more global securities, as described below under the section of this prospectus captioned "Global Securities." Unless otherwise provided in the prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A global security will be issued in a denomination equal to the aggregate principal amount of outstanding debt securities represented by that global security. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the denominations in which the debt securities will be issued.

   During the "restricted period" as defined in Treasury Regulation Section 1.163-5(c)(2)(i)(D)(7), no bearer security will be mailed or otherwise delivered to any location in the United States and a bearer security may be delivered during such restricted period only if the person entitled to receive the bearer security furnishes proper written certification that the bearer security is owned by:

  .  a person that is not a U.S. person;

  .  a qualifying foreign branch of a U.S. financial institution; or

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

  . a U.S. person who acquired the obligation through the qualifying foreign branch of a U.S. financial institution and holds the obligation through that qualifying foreign branch of a U.S. financial institution on the date of certification; or

  . a financial institution for resale during the restricted period but not for resale directly or indirectly to a U.S. person or to a person within the United States or its possessions.

   Registered securities of any series may be exchanged for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if debt securities of any series may be issued as both registered securities and as bearer securities, at the option of the holder upon written request, and subject to the terms of the indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of such series may be exchanged for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date and the relevant date for payment of interest will be surrendered without the coupon relating to the date for payment of interest attached, and interest may be paid only to the holder of such coupon when due in accordance with the terms of the indenture. Except as indicated in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

   Debt securities may be presented for exchange as described in the previous paragraph, and registered securities, other than a global security, may be presented for registration of transfer, with the form of transfer duly executed, at the office of the security registrar designated by Dow or at the office of any transfer agent designated by Dow for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The transfer or exchange will be effected when the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. Dow has initially appointed the trustee as the security registrar under the indenture. If a prospectus supplement refers to any transfer agent initially designated by Dow with respect to any series of debt securities, Dow may at any time cancel the designation of the transfer agent or approve a change in the location through which such transfer agent acts, except that:

  . if debt securities of a series may be issued only as registered securities, Dow will be required to maintain a transfer agent in each place of payment for such series; and

  . if debt securities of a series are issuable as bearer securities, Dow will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States.

Dow may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any redemption in part, Dow will not be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of debt securities of that series selected to be redeemed and ending at the close of business on:

      -- if debt securities of the series may be issued only as registered securities, the day of mailing of the relevant notice of redemption; and

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

      -- if debt securities of the series may be issued as bearer securities, the day of the first publication of the notice of redemption or, if debt securities of the series also may be issued as registered securities and there is no publication, the mailing of the relevant notice of redemption;

  . register the transfer of or exchange any registered security or portion of any registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

  . exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption.

Payments and Paying Agents

   Unless otherwise indicated in the prospectus supplement, Dow will pay the principal of and any premium and interest on registered securities other than a global security at the office of one or more paying agents designated by Dow. At Dow's option, however, Dow may pay any interest by check mailed to the address of the payee entitled to the interest at the address which appears in the security register. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the record date for such interest payment.

   Unless otherwise indicated in the prospectus supplement, Dow may pay the principal of and any premium and interest on bearer securities, subject to applicable laws and regulations, at the offices of one or more paying agents outside the United States designated by Dow. At Dow's option, however, Dow may pay any interest by check or by wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the prospectus supplement, payment of interest on bearer securities on any interest payment date will be made only upon surrender of the coupon relating to such interest payment date. No payment with respect to any bearer security will be made at any office or agency of Dow in the United States by check mailed to any address in the United States or by transfer to an account maintained in the United States. Payments will not be made in respect of bearer securities or coupons related to such bearer securities upon presentation to or any other demand for payment from Dow or its paying agents within the United States. Dow will pay the principal of and any premium and interest on bearer securities denominated and payable in U.S. dollars, however, at the office of Dow's paying agent in the United States if, and only if:

  . payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

  .  Dow has delivered to the trustee an opinion of counsel to that effect.

   Unless otherwise indicated in the prospectus supplement, the principal office of the trustee in New York City will be Dow's sole paying agent for payments with respect to debt securities which may be issued only as registered securities. Any paying agent outside the United States and any other paying agent in the United States initially designated by Dow for the debt securities will be named in the prospectus supplement. Dow may at any time designate additional paying agents, or cancel the designation of any paying agent or approve a change in the office through which any paying agent acts, except that:

  . if debt securities of a series may be issued only as registered securities, Dow will be required to maintain a paying agent in each place of payment for such series; and

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

  . if debt securities of a series may be issued as bearer securities, Dow will be required to maintain:

      -- a paying agent in each place of payment for such series in the United
         States for payments with respect to any registered securities of such series and for payments with respect to bearer securities of such series in the circumstances described above;

      -- a paying agent in each place of payment located outside the United
         States where debt securities of such series and any coupons related to the debt securities may be presented and surrendered for payment, provided that if the debt securities of such series are listed on The International Stock Exchange, London or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange so requires, Dow will maintain a paying agent in London or Luxembourg City or any other required city located outside the United States for debt securities of such series; and

      -- a paying agent in each place of payment located outside the United
         States where, subject to applicable laws and regulations, registered securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon Dow may be served.

   All amounts paid by Dow to a paying agent for the payment of principal of and any premium and interest on any debt security that remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to Dow and after such repayment the holder of the debt security or any coupon related to the debt security may look only to Dow for the payment of principal of and any premium and interest on any such debt security.

Global Securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged for debt securities in definitive form, a temporary global security in registered form may not be transferred except as a whole by:

  .  the depositary for such global security to a nominee of such depositary;

  . a nominee of the depositary for such global security to such depositary or another nominee of such depositary; or

  . the depository for such global security or any such nominee to a successor of such depositary or a nominee of such successor.

   Unless otherwise indicated in the prospectus supplement, registered debt securities issued in global form will be represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, or other depositary Dow appoints and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

   DTC will act as securities depository for the securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global

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

security will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of debt securities.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

   To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

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

   Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to Dow as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

   Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from Dow or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the trustee or Dow, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is Dow's responsibility or the trustee's, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

   A beneficial owner must give notice to elect to have its debt securities purchased or tendered, through its participant, to a tender agent, and shall effect delivery of debt securities by causing the direct participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's account.

   DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to Dow or the trustee. Under these circumstances, in the event Dow does not appoint a successor securities depository, debt security certificates will be printed and delivered.

   Dow may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Dow believes to be reliable, but Dow takes no responsibility for their accuracy.

Limitations on Issuance of Bearer Securities

   Bearer securities may not be offered, sold, resold or delivered during the "restricted period" as defined in Treasury Regulation Section 1.163-5(c)(2)(i)(D)(7) in the United States or its possessions or to U.S. persons other than to a qualifying foreign branch of a institution, and any underwriters, participating in the offering of debt securities must agree that they will not:

  . offer any bearer securities for sale or resale in the United States or its possessions or to United States persons, other than a qualifying foreign branch of a U.S. financial institution); nor

  .  deliver bearer securities within the United States.

   Bearer securities and any coupons related to bearer securities will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the

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

United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code". Under Sections 165(j) and 1287(a) of the Internal Revenue Code, holders that are U.S. persons, with certain exceptions, will not be entitled to deduct any loss on bearer securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of bearer securities.

   The term "qualifying foreign branch of a United States financial institution" means a branch located outside the United States of a U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that provides a certificate within a reasonable time, or a blanket certificate in the year the debt security is issued or either of the preceding two calendar years, stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and its regulations.

   The term "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States, and an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

   The term "United States" means the United States of America, including the states and the District of Columbia.

   The term "possessions" includes Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

Certain Covenants of Dow

  Limitations on Liens

   Subject to the exceptions described below and those set forth under "Exempted Indebtedness," Dow may not, and may not permit any restricted subsidiary to create or permit to exist any lien on any principal property, additions to principal property or shares of capital stock of any restricted subsidiary without equally and ratably securing the debt securities. This restriction will not apply to certain permitted liens, including:

  . liens on principal property existing at the time of its acquisition and certain purchase money mortgages;

  .  liens existing on the date of the indenture;

  . liens on property or shares of capital stock, or arising out of any indebtedness of any corporation existing at the time the corporation becomes or is merged into Dow or a restricted subsidiary;

  . liens which secure debt owing to Dow or a subsidiary by a restricted subsidiary;

  . liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to
     Section 103(b) of the Internal Revenue Code to finance all or any part of the purchase price of or the cost of construction, equipping or improving property, provided that those liens are limited to the property acquired or constructed or the improvement and to substantially unimproved real property on which such construction or improvement is located; provided further, that Dow and restricted subsidiaries may further secure all or any part of such purchase price or the cost of construction of such improvements and personal property by an interest on additional property of Dow and restricted subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, such property so acquired or constructed or such improvement;

  . liens arising from assignments of money due under contracts with the United States or any State, or any department, agency or political subdivision of the United States or any State;

  . liens in favor of any customer arising in respect of certain payments made by or on behalf of a customer for goods produced for or services rendered to customers in the ordinary course of business not exceeding the amount of those payments;

  . any extension, renewal or replacement of any lien referred to in any of the previous clauses; and

  .  certain statutory liens, liens for taxes and certain other liens.

  Limitation on Sale and Lease-Back Transactions

   Subject to the exceptions set forth below under the section of this prospectus captioned "Exempted Indebtedness," sale and lease-back transactions by Dow or any restricted subsidiary of any principal property are prohibited (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between Dow and a subsidiary or between subsidiaries) unless the net proceeds of such sale and leaseback transaction are at least equal to the fair value of the property.

  Exempted Indebtedness

   Dow or any restricted subsidiary may create or assume liens or enter into sale and lease-back transactions not otherwise permitted under the limitations on liens and sale and lease-back transactions described above, so long as at that time and after giving effect to the lien or sale and lease-back transaction, the sum of:

    (1)the aggregate outstanding indebtedness of Dow and its consolidated subsidiaries incurred after the date of the indenture and secured by such liens relating to principal property; plus

    (2)the aggregate discounted value of the obligations for rental payments in respect to such sale and lease-back transactions relating to principal property does not exceed 10% of consolidated net tangible assets.

There are no covenants or provisions contained in the indenture which protect holders of debt securities in the event of a highly leveraged transaction.

  Certain Definitions

   The following are the meanings of terms that are important in understanding the covenants previously described:

  . "consolidated net tangible assets" means the total assets of Dow and its consolidated subsidiaries as shown on or reflected in its balance sheet, less:

      -- all current liabilities, excluding current liabilities which could be classified as long-term debt under generally accepted accounting principles and current liabilities which are by their terms extendible or renewable at the obligor's option to a time more than 12 months after the time as of which the amount of current liabilities is being computed;

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      -- advances to entities accounted for on the equity method of accounting;
         and

      -- intangible assets.

  . "intangible assets" means the aggregate value, net of any applicable reserves, as shown on or reflected in Dow's balance sheet, of:

      -- all trade names, trademarks, licenses, patents, copyrights and goodwill;

      -- organizational and development costs;

      -- deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized; and

      -- amortized debt discount and expense, less unamortized premium.

  . "principal property" means any manufacturing facility having a gross book value in excess of 1% of consolidated net tangible assets that is owned by Dow or any restricted subsidiary and located within the United States, excluding its territories and possessions and Puerto Rico, other than any facility or portion of a facility which Dow's board of directors reasonably determines is not material to the business conducted by Dow and its subsidiaries as a whole.

  .  "restricted subsidiary" means any subsidiary:

      -- of which substantially all of the property of is located, and substantially all of the business is carried on, within the United States, excluding its territories and possessions and Puerto Rico; and

      -- which owns or operates one or more principal properties; provided, however, restricted subsidiary shall not include a subsidiary which is primarily engaged in the business of a finance or insurance company, and branches of such finance or insurance company.

  . "subsidiary" means each corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by Dow or one or more of its subsidiaries, or by Dow and one or more of its subsidiaries.

Consolidation, Merger and Sale of Assets

   Dow may not merge or consolidate or sell or convey all or substantially all of its assets unless:

  . the successor corporation is Dow or is a domestic corporation which assumes Dow's obligations on the debt securities and under the indenture; and

  . after giving effect to such transaction, Dow or the successor corporation would not be in default under the indenture.

Events of Default

   With respect to any series of debt securities, any one of the following events will constitute an event of default under the indenture:

    (1)default by Dow for 30 days in the payment of any installment of interest on the debt securities of such series;

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

    (2)default by Dow in the payment of any principal on the debt securities of such series;

    (3)default by Dow in the payment of any sinking fund installment;

    (4)default by Dow in the performance of any of the covenants or warranties contained in the indenture for the benefit of the debt securities of such series which is not remedied within a period of 90 days after receipt of written notice by Dow from the trustee or by Dow and the trustee for the holders of not less than 25% in principal amount of the debt securities of such series then outstanding;

    (5)certain events of bankruptcy, insolvency or reorganization of Dow; or

    (6)any other event of default established in accordance with the indenture with respect to any series of debt securities.

   No event of default described in clauses (1), (2), (3), (4) or (6) above with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.

   The indenture provides that if an event of default under clauses (1), (2),
(3), (4) or (6) above (but only if the event of default under clause (4) or (6) is with respect to less than all series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of the series affected by such event of default, each such series treated as a separate class, may declare the principal of all the debt securities of each such series, together with accrued interest, to be due and payable immediately. If an Event of Default under clause (4), (5) or (6) above (but only if the event of default under clause (4) or (6) is with respect to all of the series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in the aggregate principal amount of all the debt securities then outstanding, treated as one class, may declare the principal of all the debt securities, together with accrued interest, to be due and payable immediately. Upon certain conditions, such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the holders of a majority in principal amount of the debt securities of the series then outstanding, each such series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default. In addition, past defaults may be waived by the holders of a majority in principal amount of the debt securities of the series then outstanding, each series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default, except a default in the payment of the principal of or interest on the debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the approval of the holder of each debt security so affected.

   The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debt securities before exercising any right or power under the indenture at the request of the holders of the debt securities. The indenture also provides that the holders of a majority in principal amount of the outstanding debt securities of all series affected, each series treated as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

   The indenture requires Dow to file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

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Satisfaction and Discharge of Indenture

   The indenture with respect to any series, except for certain specified surviving obligations, including Dow's obligation to pay the principal of and interest on the debt securities of such series, will be discharged and canceled upon the satisfaction of certain conditions, including:

  .  payment of all the debt securities of such series; or

  . the deposit with the trustee of cash or U.S. government obligations or a combination of cash or U.S. government obligations sufficient for such payment or redemption in accordance with the indenture and the terms of the debt securities of such series.

Modification and Waiver

   Dow and the trustee may modify and amend the indenture with the consent of the holders of more than 50% of the principal amount of the outstanding debt securities of each series which is affected. No supplemental indenture may:

  . extend the final maturity of, reduce the rate or extend the time of payment of interest on, reduce the principal amount of, or reduce any amount payable on any redemption of, any debt securities without the consent of the holder of each debt security affected; or

  . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, without the consent of the holders of all outstanding debt securities.

Governing Law

   The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York.

Information About the Trustee

   Dow maintains banking relationships in the ordinary course of business with the trustee. The trustee's principal corporate trust office is located at 1 Bank One Plaza, Chicago, Illinois 60670-0126. The trustee's principal office in New York City is located at 14 Wall Street, Eighth Floor, New York, New York 10005.

                      DESCRIPTION OF WARRANTS TO PURCHASE
                        COMMON STOCK OR PREFERRED STOCK

   Dow may issue, alone or together with common stock or preferred stock, stock warrants for the purchase of common stock or preferred stock. The stock warrants will be issued under a stock warrant agreement to be entered into between Dow and a bank or trust company, as stock warrant agent, at the time of issue. A copy of the form of the stock warrant agreement and the stock warrant certificate for both common stock and preferred stock is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary

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

of the material provisions of the stock warrant agreement and the stock warrant certificate does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the stock warrant agreement and the stock warrant certificate, including the defined terms.

General

   A prospectus supplement will describe the terms of the stock warrants offered, the stock warrant agreement relating to the stock warrants and the stock warrant certificates representing the stock warrants, including the following:

  .  the offering price, if any;

  . the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the stock warrants;

  . if applicable, the date on and after which the stock warrants and the related securities will be separately transferable;

  . the number of shares of common stock or preferred stock that may be purchased upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise;

  . the date on which the right to exercise the stock warrants will begin and the date on which such right will expire;

  .  a discussion of material U.S. federal income tax considerations;

  .  the call provisions, if any;

  . the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

  .  the antidilution provisions of the stock warrants; and

  .  any other terms of the stock warrants.

   The shares of common stock or preferred stock to be issued upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

Exercise of Stock Warrants

   Stock warrants may be exercised by surrendering to the stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the certificate duly completed and signed by the warrant holder, or its duly authorized agent, with such signature guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder's election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the prospectus supplement. The payment should be made in U.S. dollars, unless otherwise provided in the prospectus supplement. Upon the stock warrant agent's receipt of the surrendered stock warrant certificates and payment of the aggregate exercise price of the stock warrants, the stock warrant agent will request that the transfer agent issue and deliver to or upon the written order of the exercising warrant holder, a certificate stating the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrant holder a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders

   Holders of stock warrants, by virtue of being such holders, will not be entitled to vote, consent, receive dividends, receive notice as shareholder with respect to any meeting of stockholders for election of directors of Dow or any other matter, or exercise any rights whatsoever as stockholders of Dow.

                         DESCRIPTION OF DEBT WARRANTS

   Dow may issue, alone or together with debt securities, debt warrants for the purchase of debt securities. The debt warrants will be issued under debt warrant agreements to be entered into between Dow and a bank or trust company, as debt warrant agent, at the time of issue. A copy of the form of the debt warrant agreement and debt warrant certificate is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain provisions of the debt warrant agreement and the debt warrant certificates does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the debt warrant agreement and the debt warrant certificates, including the defined terms.

General

   A prospectus supplement will describe the terms of the debt warrants offered, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

  . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

  . the designation and terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

  . the date, if any, on and after which the debt warrants and the related debt securities may be separately transferred;

  . the principal amount of debt securities purchasable upon exercise of debt warrants and the price at which such principal amount of debt securities may be purchased upon exercise;

  . the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

  . if the debt securities purchasable upon exercise of the debt warrants are original issue discount debt securities, a discussion of the material Federal income tax considerations applicable to the debt securities; and

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

  . whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

   Debt warrant certificates may be exchanged for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement.

No Rights as Holders of Debt Securities

   Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise (except to the extent that consent of holders of debt warrants may be required for certain modifications of the terms of the indenture and a series of debt securities issuable upon exercise of the debt warrants). In addition, holders of debt warrants will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the debt securities purchasable upon exercise.

Exercise of Debt Warrants

   Each debt warrant will entitle the holder to purchase for cash the principal amount of debt securities at the exercise price set forth or to be determined as set forth in the prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised debt warrants will become void.

   Debt warrants may be exercised in the manner set forth in the prospectus supplement. Upon receipt of payment and the properly completed and duly executed warrant certificate at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, Dow will, as soon as practicable, forward the debt securities purchased upon such exercise. If less than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

                             PLAN OF DISTRIBUTION

   Dow may sell the securities:

  .  directly to purchasers, or

  .  through agents, underwriters, or dealers, or

  .  through a combination of any of these methods of sale.

   Dow may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

   Dow may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. Dow will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

   Dow may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions Dow pays them. Agents may be entitled to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between Dow and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

   If Dow uses any underwriters in the sale, Dow will enter into an underwriting agreement with them at the time of sale and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business.

   If Dow uses dealers in the sale of the securities, Dow will sell the securities to those dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business.

   Shares of Dow common stock are principally traded on the New York Stock Exchange. Shares of Dow common stock also are listed on the Chicago, Pacific, Amsterdam, Berlin, Brussels, Dusseldorf, Frankfurt, Hamburg, Hannover, London, Paris, Switzerland and Tokyo exchanges and are traded on the Toronto, Boston, Cincinnati and Philadelphia Exchanges. Other than the common stock, Dow does not propose to list the offered securities on a securities exchange, and any underwriters or dealers will not be obligated to make a market in the offered securities. Dow may elect to list any series of offered securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, Dow will not be obligated to do so. Dow can give no assurance as to the liquidity of the trading market for any of the offered securities.

                                 LEGAL MATTERS

   Certain legal matters in connection with the securities offered by this prospectus will be passed upon for Dow by Charles J. Kalil, Dow's Assistant General Counsel and for any underwriters or agents by Mayer, Brown & Platt, Chicago, Illinois. As of April 30, 2001, Mr. Kalil beneficially owned 9,070 shares of Dow common stock, and held options to purchase 63,800 shares of Dow common stock, of which options to purchase 44,200 shares of Dow common stock were exercisable. The opinions of Mr. Kalil and Mayer, Brown & Platt may be conditioned upon and may be subject to certain assumptions regarding, future action required to be taken by Dow and any underwriter(s), dealer(s) or agent(s) in connection with the issuance and sale of any securities. The opinions of Mr. Kalil and Mayer, Brown & Platt and with respect to securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement. Mayer, Brown & Platt from time to time represents Dow in connection with certain matters.

                                    EXPERTS

   The Dow consolidated financial statements and related financial statement schedules incorporated by reference in this registration statement from Dow's Annual Report on Form 10-K and Dow's Current Report on Form 8-K dated April 4, 2001, each for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Dow files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the following locations of the Securities and Exchange Commission:

    Public Reference Room  New York Regional Office Chicago Regional Office
    450 Fifth Street, N.W. 7 World Trade Center     Citicorp Center
    Room 1024              Suite 1300               500 West Madison Street
    Washington, D.C. 20549 New York, New York 10048 Suite 1400
    1-800-SEC-0330                                  Chicago, Illinois
                                                    60661-2511

   You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

   The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Dow, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

   You can also inspect reports, proxy statements and other information about Dow at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The Securities and Exchange Commission allows Dow to "incorporate by reference" information into this prospectus. This means that Dow can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

   This prospectus incorporates by reference the documents listed below that Dow has previously filed with the Securities and Exchange Commission. The documents contain important information about Dow and Dow's financial condition.

        Dow's Filings with the Commission             Period
        --------------------------------- ------------------------------
           Annual Report on Form 10-K.... Year ended December 31, 2000
           Current Reports on Form 8-K... February 5, 2001
                                          February 6, 2001
                                          February 6, 2001
                                          February 20, 2001 (as amended)
                                          April 4, 2001
                                          April 16, 2001
                                          April 26, 2001

   Dow also incorporates by reference any future filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the filing of this registration statement and before its effectiveness and (2) until Dow has sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Dow's subsequent filings with the Securities and Exchange Commission will automatically update and supersede information in this prospectus.

   You may obtain a copy of any of the documents incorporated by reference in this document at no cost by writing to or telephoning Dow at the following address and telephone number:

                       Office of the Corporate Secretary
                           The Dow Chemical Company
                                2030 Dow Center
                            Midland, Michigan 48674
                            Telephone: 517-636-1792

   Dow has not authorized anyone to give any information or make any representation about Dow that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

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